News Release

A.P. PHARMA STOCKHOLDERS APPROVE 2007 EQUITY INCENTIVE PLAN AND AMENDMENT TO 1997 EMPLOYEE STOCK PURCHASE PLAN

Company Also Makes Option Grant Under 2000 Stock Option Plan

REDWOOD CITY, Calif. (December 14, 2007) – A.P. Pharma, Inc. (NASDAQ:APPA), a specialty pharmaceuticals company, today announced the results of a special meeting of stockholders held December 14, 2007.  Stockholders approved both items under consideration at the special meeting: 1) the adoption of the Company’s 2007 Equity Incentive Plan comprising 3,000,000 shares of A.P. Pharma common stock reserved for issuance under the Plan, and 2) an amendment to the Company’s 1997 Employee Stock Purchase Plan (ESPP) to increase by 100,000 the number of shares of common stock reserved for issuance under the ESPP.

The Company also announced it has made an option grant for 30,000 shares at an exercise price of $1.70 (the closing price as of the date of the grant) to a new employee, as an inducement to the individual entering into employment with the company, under the 2000 Non-Qualified Stock Option Plan.. The options have a 10 year life and vest over a four year period.

About A.P. Pharma
A.P. Pharma is a specialty pharmaceutical company focused on the development of ethical (prescription) pharmaceuticals utilizing its proprietary polymer-based drug delivery systems. The Company's primary focus is the development and commercialization of its bioerodible injectable and implantable systems under the trade name Biochronomer™. Initial target areas of application for the Company's drug delivery technology include anti-nausea, pain management, anti-inflammation and DNA/RNAI applications. For further information visit the Company's web site at www.appharma.com.

Investor Relations Contacts:	Company Contacts:
Lippert/Heilshorn & Associates	Gregory Turnbull
Don Markley (dmarkley@lhai.com)	President and Chief Executive Officer
(310) 691-7100	(650) 366-2626

Michael O’Connell
Chief Financial Officer and
Chief Operating Officer
(650) 366-2626